Exhibit 10.1

LEAP THERAPEUTICS, INC.

FIRST AMENDMENT

TO THE

2016 EQUITY INCENTIVE PLAN

This FIRST AMENDMENT (this “Amendment”) to the Leap Therapeutics, Inc. 2016 Equity Incentive Plan (the “Plan”), of Leap Therapeutics, Inc. (the “Company”), was adopted by the Board of Directors (the “Board”) by unanimous written consent in lieu of a special meeting on April 29, 2019, subject to the approval of the Company’s stockholders.

WHEREAS, the Company maintains the Plan to provide incentives that will attract, retain and motivate highly competent officers, directors, employees, consultants and advisors to promote the success of the Company’s business and align employees’ interests with stockholders’ interests; and

WHEREAS, pursuant to Section 16 of the Plan, the Board may make such modifications of the Plan as it should deem advisable, provided that no increase in the number of shares of stock which may be issued under the Plan may be made without stockholder approval; and

WHEREAS, the Board has determined that it is advisable and in the best interests of the Company and its stockholders to amend the Plan to increase the available shares thereunder by 3,000,000, subject to stockholder approval of this Amendment.

1.             Section 4.1(a) of the Plan hereby is amended and restated in its entirety, effective as of the date on which the stockholders of the Company approve this Amendment, as follows:

(a)   Limitation.  Subject to the provisions set forth below in this Section 4.1, the maximum aggregate number of shares of Stock that may be subject to Awards granted under the 2016 Plan on or after June 11, 2019 shall be 3,666,903 shares of Stock, which is the sum of the following: (i) 3,000,000 shares, plus (ii) 666,903 shares, which is the number of shares of Stock that remained available for Awards under the Plan as of April 26, 2019.  The number of shares under subsection (ii) above shall be reduced by the number of shares subject to Awards granted under the 2016 Plan after April 26, 2019 and before June 11, 2019, if any.  In addition, the number of shares of Stock subject to outstanding Awards granted under the 2016 Plan prior to April 26, 2019 that terminate, expire or are canceled or forfeited, without having been exercised, vested, or otherwise paid in full after April 26, 2019 (not exceeding 1,310,612 shares, subject to adjustment as described below) may be delivered in satisfaction of Awards granted under the 2016 Plan on or after June 11, 2019.  The number of shares of Stock authorized under the foregoing provisions of this Section 4.1(a) of the Plan will be increased each January 1 by an amount equal to four percent (4%) of outstanding Stock as of the end of the immediately preceding calendar year; provided, however, that the Committee may act to provide that there will be no such January 1 increase in the number of shares of Stock authorized under this Section 4.1(a) of the Plan for a given year or that the increase in the number of shares of Stock authorized under this Section 4.1(a) of the Plan for a given year will be a lesser number than would otherwise occur pursuant to the foregoing provisions of this sentence.  All shares of Stock shall available for issuance under the Plan shall be available for issuance pursuant to Incentive Options; provided, however, that in no event shall the number of shares of Stock issued pursuant to or subject to outstanding Incentive Options exceed 9,573,440 shares of Stock, even if the maximum number of shares of Stock that may be issued and that are available for issuance pursuant to outstanding Awards granted under the Plan is greater than 9,573,440 pursuant to, and in accordance with, the foregoing provisions of this Section 4.1(a).

2.             Except to the extent amended hereby, all of the terms, provisions and conditions set forth in the Plan are hereby ratified and confirmed and shall remain in full force and effect.  The Plan and this Amendment shall be read and construed together as a single instrument.

IN WITNESS WHEREOF, the Company has caused this First Amendment to the Plan to be executed by its duly authorized representative on this April 29, 2019.

[End of Document]

LEAP THERAPEUTICS, INC.

By:	/s/ Douglas E. Onsi
Name:	Douglas E. Onsi
Title:	Chief Financial Officer, General Counsel, Treasurer and Secretary